EX 99.1

NEWS RELEASE

Contact:

ICR

Investor Relations

Garrett Edson: (484) 320-5800

Media

Phil Denning: (203) 682-8200

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES FISCAL 2014 SECOND QUARTER RESULTS

Berwyn, Pennsylvania – January 30, 2014 – DFC Global Corp. (NASDAQ: DLLR), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal 2014 second quarter ended December 31, 2013.

Fiscal Year 2014 Second Quarter Highlights

•	Total consolidated revenue was $262.3 million for the quarter, a decrease of 10.4%, or $30.6 million, compared to the prior-year period. On a constant currency basis, total consolidated revenue decreased 9.4% compared to the prior-year period.

•	Total unsecured consumer lending revenue was $169.4 million for the quarter, representing a decrease of $18.2 million, or 9.6%, on a constant currency basis compared to the prior-year period, due primarily to the impact of the continued regulatory transition in the United Kingdom. Revenue from internet-based loans was $58.4 million, representing a decrease of $20.3 million, or 25.9%, on a constant currency basis compared to the prior-year period.

•	Total revenue from pawn lending for the quarter was $24.9 million, an increase of $2.6 million, or 12.0%, on a constant currency basis compared to the prior-year period, due mainly to growth generated from recent de novo builds and acquisitions and partially offset by a year-over-year decline in gold prices.

•	Consolidated adjusted EBITDA was $39.6 million for the quarter compared to $77.2 million for the prior-year period. On a constant currency basis, consolidated adjusted EBITDA decreased by $35.1 million compared to the prior-year period.

•	Diluted pro forma operating earnings per share was $0.04 for the quarter compared to $0.56 for the prior-year period.

•	Diluted earnings per share on a GAAP basis was $0.06 for the quarter compared to $0.45 for the prior-year period.

•	Company reduces its fiscal 2014 guidance range of adjusted EBITDA to between $170.0 million and $200.0 million, and diluted pro forma operating earnings per share guidance to between $0.35 and $0.80.

A table reconciling pro forma income before income taxes and diluted pro forma operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is presented at the back of this news release.

“Our fiscal 2014 second quarter performance was impacted by the continued regulatory transition in the United Kingdom, a further decline in the commodity price of gold, and increasing weakness in the value of the Canadian dollar, which directly impacts the U.S. dollar translation of the financial results of our largest and most profitable business in Canada,” said Jeff Weiss, the Company’s Chairman and Chief Executive Officer. “We expect the competitive disadvantage in which we currently find ourselves in the United Kingdom will continue until the Financial Conduct Authority (FCA) assumes full authority as the new regulator of our industry on April 1, 2014 and begins to promulgate and enforce specific rules for all providers. As we have said previously, we endorse regulatory efforts to ensure consumers are appropriately protected and believe we are well-positioned through our significant investment in a manual collections infrastructure, which we expect will be required under the evolving regulatory framework in the United Kingdom.”

“Despite the ongoing transition in the United Kingdom, there were some positive takeaways from the quarter,” continued Mr. Weiss. “In the U.K., we implemented a new mass media advertising campaign during the quarter which saw us increase new unsecured loan customers in our store-based business. Just as significantly, results in our expansionary markets of Poland and Spain are exceeding our expectations, as we saw revenue in those countries increase 28.0% and 37.7%, respectively, on a constant currency basis from the prior-year period. We continue to believe continental Europe represents significant potential to drive long-term top and bottom line growth for the Company while helping to further diversify our geographic concentration and product portfolio.”

Fiscal 2014 Second Quarter Financial Results
For the fiscal 2014 second quarter, the Company recorded revenue of $262.3 million, a decrease of 9.4% on a constant currency basis compared to the prior-year period. Total unsecured consumer lending revenue was $169.4 million, down 9.6% on a constant currency basis over the prior-year period, and includes revenue from internet-based loans of $58.4 million, which decreased 25.9% on a constant currency basis compared to the prior-year period.

Secured pawn lending, which was unfavorably impacted by lower gold prices, contributed $24.9 million of total revenue, an increase of 12.0% on a constant currency basis compared to the prior-year period. Total pawn interest and service charges increased approximately 18.0% over the prior-year period on a constant currency basis, while pawn scrapping and merchandise sales, which was largely affected by a decrease in the price of gold subsequent to when the item was originally pawned, decreased approximately 6.0% compared to the prior-year period.

The consolidated loan loss provision for unsecured loans, expressed as a percentage of gross consumer lending revenue, was 27.0% for the fiscal 2014 second quarter compared to 27.8% for the three months ended September 30, 2013. The Company’s consolidated loan loss provision benefited in the fiscal second quarter from the application of C$6.4 million of unused customer credits from an Ontario class action settlement against fully reserved consumer loan defaults; excluding this settlement, the consolidated loan loss provision would have been 30.6%. The loan loss provision for the quarter was unfavorably impacted by higher loan defaults in the United Kingdom principally resulting from the continuing implementation of a three interest-only loan rollover limitation, in addition to modifications of the Company’s collection practices, which place additional limitations on the number and duration of electronic debit collection attempts to a customer’s account. As a percentage of total unsecured loan originations or principal lent, the consolidated loan loss provision for the fiscal 2014 second quarter was 6.4%.

Collectively, including a net $1.9 million in non-operating and unusual credits for the fiscal 2014 second quarter, and $5.1 million of net non-operating and unusual charges for the prior-year period, income before income taxes on a GAAP basis was $4.7 million for the fiscal 2014 second quarter compared to income before income taxes of $30.8 million for the prior-year period, resulting in net income of $2.3 million for the quarter compared to $19.7 million for the prior-year period. Diluted earnings per share on a GAAP basis was $0.06 for the fiscal 2014 second quarter compared to $0.45 per share for the prior-year period.

With respect to the Company’s operating earnings, excluding net non-operating and unusual charges for both periods, pro forma income before income taxes was $2.8 million for the fiscal 2014 second quarter, compared to pro forma income before income taxes of $35.9 million for the prior-year period. Considering a pro forma effective income tax rate from operations of 38.0%, diluted pro forma operating earnings per share was $0.04 for the fiscal 2014 second quarter compared to $0.56 per share for the prior-year period.

Fiscal Year 2014 Outlook

Given the slower-than-anticipated transition in the United Kingdom to specific regulatory requirements, which should establish an equal playing field amongst all competitors in the market, the Company is reducing its guidance range for fiscal year 2014 to adjusted EBITDA between $170.0 million and $200.0 million, as compared to its previous range of between $200.0 million and $240.0 million. This new range also considers recent unfavorable trends in the value of the Canadian dollar with respect to the U.S. currency, in addition to the current decrease in gold commodity prices, which combined are having a significant effect on the Company’s reported earnings. Considering a pro forma effective income tax rate from operations of 38.0%, the Company is now projecting diluted pro forma operating earnings per share, which excludes any non-operating and unusual charges, of between $0.35 and $0.80 for fiscal year 2014, as compared to the Company’s previous guidance range of between $0.65 and $1.27 per share.

Company Liquidity

As of December 31, 2013, the Company had drawn $30.7 million against its $180.0 million global revolving credit facility. Furthermore, as of December 31, 2013, the Company had drawn £1.8 million of its £2.5 million credit facilities in the United Kingdom, and had drawn SEK 25.0 million and EUR 6.8 million of its total SEK 115.0 million and EUR 10.8 million credit facilities, respectively, in Scandinavia. The Company also had an estimated $54.0 million of investable cash on its balance sheet.

The Company completed the purchase of its original 5.0 million common shares authorization during the quarter ended September 30, 2013. The Company’s Board of Directors authorized an additional 5.0 million common shares that can be repurchased. The Company repurchased approximately 728,000 shares of its common stock at an average share price of $11.77 during the three months ended December 31, 2013. As of December 31, 2013, the Company is authorized to repurchase approximately 3.8 million additional shares of its common stock under its existing share repurchase plan.

Investors Conference Call

The Company will be holding an investor’s conference call today at 5:00 pm ET to discuss its results for the fiscal 2014 second quarter and its earnings guidance for fiscal 2014. Investors can participate in the conference call by dialing (888) 737-3662 (U.S. and Canada) or (913) 312-1477 (International); use the confirmation code “6826760.” Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and Chief Financial Officer. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through February 6, 2014. If you wish to listen to the replay of this conference call, please dial (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (International) and enter passcode “6826760.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short-term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland.  The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries.  For more information, please visit the Company’s website at www.dfcglobalcorp.com.

The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with the Company rather than with banks or other financial institutions due to the range and convenience of services that it offers, the multiple ways in which they may conduct business with the Company and its high-quality customer service.  The Company’s products and services, principally its unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with convenient access to cash for living expenses and other needs.  In addition to these core offerings, the Company strives to offer its customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates and fluctuations in the price of gold on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; recent acquisitions and their expected benefits; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environments of the jurisdictions in which we do business, including reviews of our operations principally by the CFPB in the United States and the Office of Fair Trading and Financial Conduct Authority in the United Kingdom, the effect of legislation in Finland that has restricted our business in that country, and other changes in laws affecting how we do business and the regulatory bodies which govern us; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services, or changes to our existing products and services, on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various U.S. Federal or state, U.K., or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2013, as amended in its Form 10-Q for the quarter ended September 30, 2013. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-operating, unusual and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2013	2013
Assets:
Cash and cash equivalents	$196.2	$180.7
Consumer loans, net:
Consumer loans	229.9	253.2
Less: Allowance for loan losses	(39.7)	(45.6)

Consumer loans, net	190.2	207.6
Pawn loans, net	154.4	156.8
Loans in default, net	31.2	30.0
Prepaid expenses and other current assets	86.8	88.0
Fair value of derivatives	31.2	-
Deferred tax assets, net	4.9	3.1
Property and equipment, net	122.8	131.7
Goodwill and other intangibles, net	866.4	899.3
Debt issuance costs, net and other assets	37.6	38.6

Total Assets	$1,721.7	$1,735.8

Liabilities:
Accounts and income taxes payable	$70.4	$51.5
Accrued expenses and other liabilities	128.8	132.5
Fair value of derivatives	-	11.4
Deferred tax liability	49.8	50.2
Revolving credit facilities and other short-term debt	67.0	89.0
Total long-term debt	975.0	940.0

Total Liabilities	1,291.0	1,274.6

Stockholders’ Equity:
Additional paid-in capital	447.3	431.2
Retained earnings (accumulated deficit)	(1.5)	0.1
Accumulated other comprehensive (loss) income	(15.1)	29.9

Total Stockholders’ Equity	430.7	461.2

Total Liabilities and Stockholders’ Equity	$1,721.7	$1,735.8

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2012		2013	2012	2013

Revenues:
Fees from consumer lending	$	189.5	$169.4	$368.1	$	339.6
Check cashing fees		32.8	30.3	65.5		60.7
Pawn service fees and sales		21.7	24.9	41.4		46.8
Purchased gold sales		19.0	12.6	33.2		22.7
Money transfer fees		10.0	9.2	19.5		17.9
Other		19.9	15.9	41.9		36.2

Total revenues		292.9	262.3	569.6		523.9

Operating expenses:
Salaries and benefits		61.2	62.9	119.7		123.8
Provision for losses on secured loans		40.1	45.8	78.5		93.1
Occupancy costs		17.0	18.8	33.8		36.8
Advertising		16.3	18.2	31.9		30.2
Depreciation		6.8	6.5	13.4		12.9
Bank charges and armored carrier services		5.9	5.3	11.6		10.5
Maintenance and repairs		4.5	5.7	8.7		10.3
COGS — purchased gold		14.9	11.0	25.1		20.5
Other		26.6	33.7	53.1		62.8

Total operating expenses		193.3	207.9	375.8		400.9

Operating margin		99.6	54.4	193.8		123.0

Corporate and other expenses:
Corporate expenses		32.5	22.6	63.5		51.2
Interest expense, net		30.8	28.2	62.9		57.9
Other depreciation and amortization		6.1	4.3	12.7		8.3
Unrealized foreign exchange (gain) loss		(0.6)	(6.2)	(1.7)		(10.3)
Goodwill and intangible assets impairment charge		-	-	5.5		-
Provision for litigation settlements		-	-	2.7		-
Loss on store closings and other costs		-	0.8	-		1.2

Income before income taxes (incl. non-controlling interest)		30.8	4.7	48.2		14.7
Income tax provision		11.1	2.4	19.9		13.1

Net income		$19.7	$2.3	$28.3	$	1.6

Net income per share
Basic	$	0.46	$0.06	$0.66	$	0.04
Diluted	$	0.45	$0.06	$0.64	$	0.04

Weighted average shares outstanding
Basic		42.8	39.2	43.1		39.6
Diluted		43.8	39.6	44.2		40.1

Revenue Breakdown by Channel and Product

	Revenue By Channel ($M)
	Three Months Ended December 31, 2013
				Year-over-Year
				Constant Currency Growth
	Retail/			Retail/
Region	Other	Internet	Total	Other	Internet	Total
United Kingdom (1)	$77.0	$47.7	$124.7	-5.4%	-27.2%	-15.1%
Canada	77.8	3.5	81.3	-2.2%	43.1%	-0.9%
United States	32.0	N/A	32.0	-4.5%	N/A	-4.5%
Continental Europe (2)	17.1	7.2	24.3	2.7%	-35.2%	-12.4%
Total Revenue	$203.9	$58.4	$262.3	-3.4%	-25.9%	-9.4%

	1) Decreased loan volume due to the regulatory transition and
	related current competitive disadvantage in the United Kingdom.
	2) Represents impact of transition to new longer-term lending
	products in Finland following regulatory changes in that market.

	Revenue By Product ($M)
	Three Months Ended December 31, 2013
					Year-over-Year Constant Currency Growth
	Unsecured	Pawn	Other		Unsecured	Pawn
Region	Lending	Lending	Products	Total	Lending (1)	Lending	Other (2)	Total
United Kingdom	$86.4	$14.3	$24.0	$124.7	-17.7%	12.2%	-17.8%	-15.1%
Canada	51.5	0.2	29.6	81.3	3.3%	N/M	-7.7%	-0.9%
United States	18.6	N/M	13.4	32.0	2.3%	N/M	-12.8%	-4.5%
Continental Europe	12.9	10.4	1.0	24.3	-13.5%	10.3%	-70.2%	-12.4%
Total Revenue	$169.4	$24.9	$68.0	$262.3	-9.6%	12.0%	-14.8%	-9.4%

	1) Reflects the impact of the transition to new regulatory platforms in the U.K. and Finland.
	2) Primary driver of lower “other” revenue is decreased purchased gold sales and lower loan volume for the
	U.S. based DFS military lending services business.

Pro forma Net Income Reconciliation

Pro forma net income and diluted pro forma operating earnings per share are not items prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude non-operating, unusual and non-cash charges and credits as described below, applying pro forma income tax rates that are based on a geographic mix of Company earnings we believe is based on a normalized operating year. The Company defines diluted pro forma operating earnings per share as pro forma net income divided by weighted-average diluted shares outstanding. The Company presents pro forma net income and diluted pro forma operating earnings per share as indications of its financial performance excluding non-operating, unusual and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted pro forma operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted pro forma operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2013	2012	2013
Income before income taxes (incl. non-controlling interest)	$30.8	$4.7	$48.2	$14.7
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	4.7	4.4	9.3	8.6
Unrealized foreign exchange (gain) loss	(0.6)	(6.2)	(1.7)	(10.3)
Unrealized loss on revaluation of pawned gold inventory	-	(1.1)	-	(1.2)
Goodwill and other intangible assets impairment charge	-	-	5.5	-
Cross-currency swap amortization	0.6	0.1	2.2	0.1
Gain on sale of subsidiary	-	(1.6)	-	(1.6)
Provision for litigation settlements	-	-	2.7	-
Refinancing costs	-	2.2	-	2.2
Acquisition costs expensed	0.6	0.2	1.0	0.4
Other items, net	(0.2)	0.1	(0.6)	0.5

Pro forma income before income taxes	35.9	2.8	66.6	13.4
Pro forma income taxes (32% for 2012; 38% for 2013)	11.5	1.1	21.3	5.1

Pro forma net income	$24.4	$1.7	$45.3	$8.3

Weighted average diluted shares outstanding	43.8	39.6	44.2	40.1

Diluted pro forma operating earnings per share	$0.56	$0.04	$1.02	$0.21

Diluted GAAP earnings per share	$0.45	$0.06	$0.64	$0.04

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2013	2012	2013
Income before income taxes (incl. non-controlling interest)	$30.8	$4.7	$48.2	$14.7
Add:
Depreciation and amortization	12.9	10.8	26.1	21.2
Interest expense, net	30.8	28.2	62.9	57.9
Stock based compensation expense	3.1	2.5	6.3	4.8
Unrealized foreign exchange (gain) loss	(0.6)	(6.2)	(1.7)	(10.3)
Unrealized loss on revaluation of pawned gold inventory	-	(1.1)	-	(1.2)
Goodwill and other intangible assets impairment charge	-	-	5.5	-
Gain on sale of subsidiary	-	(1.6)	-	(1.6)
Provision for litigation settlements	-	-	2.7	-
Refinancing costs	-	2.2	-	2.2
Acquisition costs expensed	0.6	0.2	1.0	0.4
Other items, net	(0.4)	(0.1)	(0.9)	0.4

Adjusted EBITDA	$77.2	$39.6	$150.1	$88.5

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2013	2012	2013
De novo Store Builds
United States	0	0	0	0
Canada	0	0	4	2
United Kingdom	6	2	19	6
Poland	8	0	11	0
Romania	0	0	0	0
Spain	0	1	3	1
Sweden	0	0	0	0
Finland	0	0	0	0

Total	14	3	37	9

Acquired Stores
United States	0	0	0	0
Canada	0	0	2	0
United Kingdom	12	15	31	15
Poland	0	0	0	0
Romania	0	0	0	0
Spain	0	27	0	27
Sweden	0	0	0	0
Finland	0	0	0	0

Total	12	42	33	42

Closed Stores
United States	2	0	5	0
Canada	0	0	0	0
United Kingdom	0	0	1	3
Poland	0	0	0	0
Romania	0	0	0	0
Spain	0	0	0	0
Sweden	0	0	0	0
Finland	0	0	0	0

Total	2	0	6	3

Ending Company-Operated Stores
United States	299	292	299	292
Canada	480	481	480	481
United Kingdom	564	596	564	596
Poland	20	28	20	28
Romania	0	32	0	32
Spain	11	58	11	58
Sweden	22	22	22	22
Finland	13	13	13	13

Total Ending Company-Operated Stores	1,409	1,522	1,409	1,522

Ending Franchise/Agent Stores
Canada	12	10	12	10
U.K.	29	0	29	0

Total Ending Franchise/Agent Stores	41	10	41	10

Total Ending Store Count	1,450	1,532	1,450	1,532